Exhibit 10.3
INTELLECTUAL PROPERTY LICENSE AGREEMENT
     THIS AGREEMENT made and entered into as of the 19th day of March, 2010, by and among Nortel Networks Limited, a corporation incorporated under the laws of Canada, having its executive offices at 5945 Airport Road, Suite 360, Mississauga, Ontario, L4V 1R9, Canada (hereinafter “Nortel”), on its behalf and on behalf of its Affiliates, Ciena Luxembourg S.a.r.l., a Societée à responsabilité limitée organized under the laws of the Grand Duchy of Luxembourg (hereinafter “Licensee”), on behalf of itself and its Affiliates, and, only with respect to the sections of the Agreement in which it is expressly named, Ciena Corporation, a corporation incorporated under the laws of the State of Delaware having its executive offices at 1201 Winterson Road, Linthicum, Maryland 21090 (“Ciena Corporation”).
     WHEREAS, on January 14, 2009 (the “Petition Date”), Nortel and certain of its Affiliates (defined below) filed an application for protection under the Companies’ Creditors Arrangement Act (the “CCAA”) and an order was issued on such date under the CCAA by the Superior Court of Justice of the Province of Ontario Canada (the proceeding commenced by such application, the “Canadian Case” and the Court in which such proceeding was commenced hereinafter the “CCAA Court”);
     WHEREAS, on the Petition Date, Nortel Networks Inc. (“NNI”), an Affiliate of Nortel, and certain of its Affiliates (collectively the “U.S. Debtors”) filed voluntary petitions pursuant to title 11 of the United States Code (the “U.S. Bankruptcy Code” and the cases commenced by such petitions, the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of Delaware (the “U.S. Bankruptcy Court”);
     WHEREAS, on January 15, 2009, Nortel Networks UK Limited (“NNUK”) and certain other entities obtained orders from the English High Court of Justice for the appointment of administrators pursuant to the Insolvency Act of 1986;
     WHEREAS Nortel and certain of its Affiliates, on the one hand, and Ciena Corporation, on the other hand, have entered into an amended and restated asset sale agreement dated as of November 24, 2009 as amended from time to time (hereinafter the “Asset Sale Agreement”) for the sale by Nortel to Ciena Corporation, or a purchaser designated by Ciena Corporation, of certain assets and an assumption of certain liabilities of Nortel relating to the optical networking solutions and carrier ethernet switching segments of Nortel’s Metro Ethernet Networks business (the “MEN Business”) as conducted as of the Closing Date by Nortel and its Affiliates, and concurrently therewith, the Parties have entered into certain ancillary agreements (“Transaction Documents”) including the agreement between the EMEA Sellers and Ciena Corporation, as amended (the “EMEA Asset Sale Agreement”);
     WHEREAS, Ciena Corporation has designated Licensee to acquire, Nortel intends to assign to Licensee, and Licensee intends to acquire, certain intellectual property assets, in each case pursuant to the Asset Sale Agreement and the EMEA Asset Sale Agreement.
     WHEREAS, pursuant to this Agreement and as further described herein, Nortel intends to license to Licensee certain intellectual property assets and receive from Licensee a license of

Confidential
certain intellectual property (including certain assets expected to be assigned to purchasers of businesses of Nortel and its Affiliates other than the MEN Business); and
     WHEREAS, pursuant to this Agreement and as further described herein, Licensee intends to license to Nortel certain intellectual property assets (including certain assets expected to be licensed to purchasers of businesses of Nortel and its Affiliates other than the MEN Business) and receive in consideration for such license a license of equivalent value of certain intellectual property from Nortel.
     NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE ONE — DEFINITIONS
1.01	The following terms shall have their respective meanings as set forth in this Section 1.01 below.
(a)	“Additional Licensed Patents” means the Patents listed in Exhibit VI.

(b)	“Affiliate” means Affiliate as defined in the Asset Sale Agreement, except that solely for the purposes of this Agreement, Affiliates of Nortel shall include the EMEA Sellers and their Affiliates and, in relation to Nortel Ukraine Limited, such entity shall continue to be an “Affiliate” for the purposes of this Agreement after the time at which any insolvency proceedings are opened in respect of it.

(c)	“Agreement” means this Intellectual Property License Agreement, as modified, amended or supplemented upon written agreement of the Parties from time to time.

(d)	“Become Infected” means [*].

(e)	“Business” means the Business as defined in the Asset Sale Agreement.

(f)	“Carrier Ethernet Products” means [*].

(g)	“Carrier Ethernet Switching Product” means [*].

(h)	“Carrier Ethernet Network Management Product” means [*].

(i)	“CDMA/LTE Field” has the meaning set out in Schedule 1.01.

(j)	“Confidential Information” means any business, marketing, technical, scientific or other information disclosed by any Party which, at the time of disclosure, is designated as confidential (or like designation), is disclosed subject to a confidentiality agreement, nondisclosure agreement or other written agreement pursuant to which the party which receives such information is required to keep the information confidential or is otherwise disclosed in circumstances of confidence

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

that should be understood by the receiving Party, exercising reasonable business judgment, to be confidential.

(k)	“Contractor” means, with respect to a Party, a third party contracted by such Party or any of its Affiliates to perform the following types of services for and on behalf of that Party or its Affiliates: resale, development, design, manufacturing, production, testing, importing, distribution, product service and support, and any other comparable services to any of the foregoing.

(l)	“Controlled” means, with reference to any Patents, copyrights or other Intellectual Property, other than Trademarks, that such Patents, copyrights or other Intellectual Property are licensable or sub-licensable by a Party or any of its Affiliates (excluding joint ventures) without the need to obtain consent of any third party (or if third party consent is required, after obtaining such consent), and without relinquishing or otherwise losing any rights of such Party or Affiliate or providing consideration to any third party, unless the other Party compensates such consideration in full. Notwithstanding the foregoing, neither Nortel nor any Nortel Affiliate shall be obligated to obtain any consent of any third party or to assume or maintain any agreement under which such Intellectual Property is licensed to, or co-owned by, Nortel or such Affiliate. Notwithstanding anything to the contrary (including the statement “excluding joint ventures” in the definitions of Controlled, Exclusively Licensed Intellectual Property, Licensed Intellectual Property, and Licensed Patents), any Intellectual Property (other than Trademarks) licensed to Nortel by a joint venture is deemed “Controlled” by Nortel to the extent it can be sublicensed by Nortel under the conditions mentioned above.

(m)	“CVAS Field” has the meaning set forth in Schedule 1.01.

(n)	“Documentation” means all user and operator manuals and architectural or design specifications relating to the use, development or support of the Licensed Software.

(o)	“EMEA Sellers” means the EMEA Sellers as defined in the Asset Sale Agreement.

(p)	“End User License Agreement” means a license agreement with any end user customer or any reseller or other intermediary in connection with sale of products or services to any end user customer.

(q)	“Ethernet” means the family of computer networking technologies for local area networks covered by the IEEE 802.3x standard (or any successor thereto), regardless of data rate.

(r)	“Enterprise Business” means [*].

(s)	“Enterprise Field” has the meaning set forth in Schedule 1.01.

(t)	“Enterprise Products” means those products set forth on Exhibit VII.

(u)	“Enterprise Services” means [*].

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(v)	“Exclusive Field of Use” means the commercialization and sale of the Exclusively Licensed Products, but excludes the products and services in the field of the Nortel Retained Businesses and natural evolutions of such field, and further excludes the following: [*].

(w)	“Exclusively Licensed Intellectual Property” means [*].

(x)	“Exclusively Licensed Products” means [*].

(y)	“French Irrevocable Offer” has the meaning given to it in the EMEA Asset Sale Agreement.

(z)	“GSM Access Field” has the meaning set out in Schedule 1.01.

(aa)	“GSM Core Field” ” has the meaning set out in Schedule 1.01.

(bb)	“Improvement” means any improvement, enhancement, modification, derivative work or upgrade made from and after the Closing Date to any Intellectual Property and includes all Intellectual Property therein.

(cc)	“Integration Rights” means the right to integrate any products or services (the “Integrating Items”) with or to existing or independently provided customer infrastructure or products for interoperability purposes, as well as to connect any such Integrating Items to independently provided external network infrastructure, products or services for interoperability purposes, and to use such integrated and/or connected products, services and infrastructure, to the extent such integration and/or connection is required for interoperability and all services relating to the foregoing.

(dd)	“Intellectual Property” shall have the meaning set forth in the Asset Sale Agreement.

(ee)	“Licensee Improvement” means any Improvement made by or for Licensee to any of the Transferred Intellectual Property or Licensed Intellectual Property.

(ff)	“Licensed Intellectual Property” means (i) all Intellectual Property (excluding any Patents, Trademarks, and Software) to the extent such Intellectual Property covers or is embodied in, in whole or in part, the Licensed Products of the Business, as such Intellectual Property exists as of the Closing Date, which Intellectual Property is Controlled or exclusively owned by Nortel or its Affiliates (excluding joint ventures) as of the Closing Date, (ii) the Licensed Software, and (iii) the Licensed Patents. Licensed Intellectual Property includes Tools, but excludes the Transferred Intellectual Property, the Trademarks, and any Intellectual Property included in, or used to provide, the Overhead and Shared Services.

(gg)	“Licensed Patents” means [*].

(hh)	“Licensed Products” means [*].

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(ii)	“Licensed Software” means [*].

(jj)	“LTE Access Field” has the meaning set out in Schedule 1.1.

(kk)	“NNSA” means Nortel Networks SA, a company incorporated in accordance with the laws of France and with registered number 389 516 741.

(ll)	“Nortel Improvement” means any Improvement made by or for Nortel or its Affiliates to any of the Transferred Intellectual Property or Licensed Intellectual Property.

(mm)	“Nortel Proposed Divestitures” means the following Nortel Retained Businesses: (i) the wireless CDMA and LTE businesses as currently planned for sale to Telefonaktiebolaget L M Ericsson (publ) pursuant to the Asset Sale Agreement entered into as of July 24, 2009, as such agreement may be amended from time to time, (ii) the Enterprise Business, (iii) the CVAS business including the design, development, manufacture, assembly, testing, marketing, sale, distribution and supply of the products and provision of the services within the CVAS Field, (iv) the GSM Access business including the design, development, manufacture, assembly, testing, marketing, sale, distribution and supply of the products and provision of the services within the GSM Access Field, (v) the GSM Core business including the design, development, manufacture, assembly, testing, marketing, sale, distribution and supply of the products and provision of the services within the GSM Core Field, (vi) the Passport business including the design, development, manufacture, assembly, testing, marketing, sale, distribution and supply of the products and provision of the services within the Passport Field, (vii) the LTE Access business including the design, development, manufacture, assembly, testing, marketing, sale, distribution and supply of the products and provision of the services within the LTE Access Field, and (viii) the Packet Core business including the design, development, manufacture, assembly, testing, marketing, sale, distribution and supply of the products and provision of the services within the Packet Core Field, in each case together with the products and services associated with or ancillary to such businesses in their respective fields or other assets of such businesses if sold separately.

(nn)	“Nortel Retained Businesses” means the businesses (other than the Business) of Nortel, its Affiliates, the EMEA Sellers and Affiliates of the EMEA Sellers, existing as of January 14, 2009. For the avoidance of doubt, any product, service or activity of the businesses of Nortel, its Affiliates, the EMEA Sellers or Affiliates of EMEA Sellers (other than the Business) as of January 14, 2009 shall be deemed included in the Nortel Retained Businesses irrespective of whether it is or was also included in the Business. Nortel Retained Businesses shall include the performance by the Sellers, the EMEA Sellers and their Affiliates (to the extent contemplated under the Asset Sale Agreement and the EMEA Asset Sale Agreement) under (a) the Bundled Contracts, Non-Assignable Contracts, Excluded 365 Contracts, and the Excluded Other Customer Contracts; (b) any contracts, arrangements or agreements of the EMEA Sellers or their Affiliates which do not transfer to the Licensee under

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the EMEA Asset Sale Agreement; and (c) any contracts, arrangements or agreements of NNSA which do not transfer to the Licensee under the French Irrevocable Offer.

(oo)	“Open Source Software License” shall mean [*].

(pp)	“Optical Field” means [*].

(qq)	“Optical Network Management Product” means [*].

(rr)	“Optical Switching and Multiplexing Products” means [*].

(ss)	“Other Tools” means the specified versions of the items listed under “Other Tools” in Exhibit I.

(tt)	“Packet Core Field” has the meaning set out in Schedule 1.01.

(uu)	“Packet Optical Transport Products” means [*].

(vv)	“Party” means either Nortel or Licensee.

(ww)	“Patents” means Patents as defined in the Asset Sale Agreement.

(xx)	“Passport Field” has the meaning set out in Schedule 1.01.

(yy)	“Plan of Record” means Plan of Record as defined in the Asset Sale Agreement

(zz)	“Product Development Tools” means the specified versions of the items listed under “Product Development Tools” in Exhibit I.

(aaa)	“Software” means Software as defined in the Asset Sale Agreement.

(bbb)	“Tools” means Other Tools and Product Development Tools.

(ccc)	“Trademarks” means Trademarks as defined in the Asset Sale Agreement.

(ddd)	“Transferred Intellectual Property” means the Transferred Intellectual Property as defined in the Asset Sale Agreement.

(eee)	“WDM Transport Products” means [*].
1.02	Capitalized terms used in this Agreement not otherwise defined in Section 1.01 shall have the meaning ascribed to them in the Asset Sale Agreement.
ARTICLE TWO- GRANT OF RIGHTS
2.01	Non-exclusive License. Subject to the terms and conditions of this Agreement, Nortel, on behalf of itself and its Affiliates, hereby grants to Licensee a perpetual, irrevocable,

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

non-assignable (except as specifically provided in Section 4.06), non-sublicensable (except as specifically provided in Sections 2.06 and 4.06), non-exclusive, worldwide, royalty-free, fully paid-up license [*].

2.02	Exclusive License. Subject to the terms and conditions of this Agreement, Nortel, on behalf of itself and its Affiliates, hereby grants to Licensee a perpetual, irrevocable, non-assignable (except as specifically provided in Section 4.06), non-sublicensable (except as specifically provided in Sections 2.06 and 4.06), exclusive, worldwide, royalty-free, fully paid-up license [*].

2.03	Have Made Right. The licenses granted in Section 2.01 and Section 2.02 also include the right of Licensee to have products and services manufactured and rendered for it by one or more Contractors for subsequent commercialization by Licensee in its ordinary course of business.

2.04	Other Tools. Subject to the terms and conditions of this Agreement, Nortel hereby grants to Licensee a perpetual, irrevocable, non-assignable (except as specifically provided in Section 4.06), non-sublicensable (except as specifically provided in this Section and Section 2.06 and in Section 4.06), non-exclusive, worldwide, royalty-free, fully paid-up license under the Licensed Intellectual Property to use and copy (but not to make derivative works or modify), in object code form only (to the extent the Other Tools are in the form of Software), the Other Tools in connection with Licensed Products, and to sublicense to Contractors the use of, the Other Tools, solely for the purpose of and to the extent required, to exercise Licensee’s rights under this Section 2.

2.05	Software Provided to End Users. Licensed Software that is sublicensed to end users by Licensee, and Software included in the Transferred Intellectual Property licensed back to Nortel under Section 2.07 hereof (“Licensed-Back Software”) that is sublicensed to end users by Nortel, shall be provided to such end users under an End User License Agreement and shall be provided to end users only in object code form or other form in which the source code of such Licensed Software or Licensed-Back Software is not visible to or accessible by an end user. Each such End User License Agreement will contain terms substantially similar to (but no less protective of the Software than) those set forth in Exhibit II. [*]

2.06	Sublicensability. The licenses granted in Section 2.01, 2.02 and 2.04 to Licensee include the right to grant sublicenses only within the scope of such licenses [*].

2.07	Nortel License to Transferred Intellectual Property. Subject to the terms and conditions of this Agreement, Licensee hereby grants Nortel a non-assignable (except as specifically provided in Section 4.05), non-sublicensable (except as specifically provided in this Section 2.07 and Section 4.05), fully paid-up, royalty-free, non-exclusive, perpetual, irrevocable, worldwide license [*].

2.08	Ownership of Improvements. All Licensee Improvements and any Intellectual Property arising therefrom or embodied therein shall be owned exclusively by Licensee, and are not included within the scope of the license to Nortel under Section 2.07. Licensee shall

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

have no obligation to provide Nortel with the physical embodiment of any Licensee Improvement. All Nortel Improvements and any Intellectual Property arising therefrom or embodied therein shall be owned exclusively by Nortel, and are not included within the scope of the licenses to Licensee. Nortel shall have no obligation to provide Licensee with the physical embodiment of any Nortel Improvement.

2.09	Prohibited Uses. All rights not expressly granted by one Party to another herein are reserved by the first Party. Neither Party shall use any Intellectual Property licensed to it under this Agreement except as permitted by this Agreement. Licensee and Ciena Corporation acknowledges that the Licensed Intellectual Property including the Exclusively Licensed Intellectual Property includes Nortel’s Confidential Information, including the Licensed Software and the Tools. Nortel acknowledges that the Transferred Intellectual Property includes Licensee’s Confidential Information. Licensee shall not reverse engineer, disassemble, reverse translate, decompile, or in any other manner decode any Software provided or licensed to it hereunder in order to derive the source code form or to decrypt or defeat any security measures or codes contained in such Software, except where such rights cannot be excluded under the Council of the European Communities Directive on the legal protection of Computer Programs dated 14th May 1991 (91/250/EEC). Neither Party in its capacity as a licensee nor Ciena Corporation shall include, integrate, embed, combine or use the Licensed Software or Licensed-Back Software, as applicable, in a manner that would cause such Software to Become Infected without the consent of the owner of such Software. For the avoidance of doubt, the owner of any Software licensed pursuant to this Agreement may, at its sole discretion, subject any such Software to any Open Source Software License.

2.10	Modifications to Fields of Nortel Proposed Divestitures. Nortel will be permitted to modify the definitions of the fields of use of each of the Nortel Proposed Divestitures (other than the CDMA/LTE Field and the Enterprise Field) in the course of its negotiations of such divestitures provided that:
(i)	any such modification that results in a material expansion of the purchaser’s rights with respect to the proposed grant back to Nortel (or any of its permitted assigns and sublicensees) of any rights to the Transferred Intellectual Property within the scope of the Optical Field will require Licensee’s consent, such consent not to be unreasonably withheld; and

(ii)	Nortel will provide Licensee with written notice by facsimile of any modification to the field of use of a Nortel Proposed Divestiture (other than the CDMA/LTE Field and the Enterprise Field) by the later (a) of at least two (2) Business Days prior to the date of the U.S. Sale Hearing (or if no U.S. Sale Hearing is required in connection with such transaction, then at least two (2) Business Days prior to the date of execution of the agreement defining the fields of the Nortel Proposed Divestitures differently than in this Agreement) or (b) the conclusion of any auction in connection therewith.

Notwithstanding the foregoing, in the event the Enterprise Business is not sold to Avaya Inc. for any reason, then the Enterprise Field will be subject to the provisions of this Section 2.10.

2.11	No Trademark Licenses. No rights to Nortel’s Trademarks are granted to Licensee pursuant to this Agreement. No rights to Licensee’s Trademarks are granted to Nortel pursuant to this Agreement.
2.12	Delivery. As promptly as reasonably practicable after the Closing Date, Nortel shall provide, and cause its Affiliates to provide, a copy to the Licensee or Ciena Corporation of the Licensed Software and the Tools, to the extent in its or their possession or control, together with their respective Documentation identified prior to or within a reasonable period after Closing (and in such regard, Nortel shall use reasonable efforts to identify any such Documentation prior to or as promptly as reasonably practicable after the Closing Date), and such other embodiments of the Licensed Intellectual Property (e.g., designs) as Licensee may reasonably require in order to exercise its licenses hereunder, to the extent in Nortel’s or its Affiliates’ possession or control, in such manner and on such media as reasonably requested by Licensee. If any of the items required to be provided to Licensee by the foregoing sentence are not in Nortel’s possession or control, Nortel shall use reasonable efforts (without further cost to Nortel) to obtain such items so as to be able to provide them to Licensee or Ciena Corporation. Except as set forth in this Section 2.12, Nortel shall not be obligated to deliver any further information, physical embodiments or tangible materials to Licensee or Ciena Corporation under this Agreement (such requirements being set forth in the Asset Sale Agreement). For clarity, nothing in this Agreement will limit or relieve Nortel from any obligation under the Asset Sale Agreement with respect to delivery of software, Documentation or other materials. Nortel and its Affiliates shall have the right to retain a copy of any Software or non-Patent Transferred Intellectual Property that is embodied in written or electronic form and related documentation included in the Transferred Intellectual Property for their use in accordance with the license grant in Section 2.07, however, all such Software, non-Patent Transferred Intellectual Property and documentation is Confidential Information of Licensee and shall be treated as such by Nortel and any sublicensees.
2.13	Reservation of Rights; Ownership. Each Party and Ciena Corporation reserves all rights and licenses not expressly granted in this Agreement, and nothing in this Agreement shall be construed as implying or giving rise to any implied grant or license of any right not expressly set forth in this Agreement. As between the Parties and Ciena Corporation, the Licensed Intellectual Property including the Exclusively Licensed Intellectual Property is owned or Controlled by Nortel. The Transferred Intellectual Property and the Licensee Improvements are and shall continue to be owned exclusively by Licensee.
2.14	Court Approval. As set forth in the recitals hereto, the Parties acknowledge that certain Nortel and certain Affiliate entities are currently subject to the CCAA or chapter 11 of the U.S. Bankruptcy Code and that this Agreement is subject to approval by the CCAA Court and the U.S. Bankruptcy Court.

ARTICLE THREE — CONFIDENTIAL INFORMATION
3.01	Any Confidential Information received by either Party pursuant to this Agreement shall be used, disclosed, or copied only for the purposes of, and only in accordance with, this Agreement. Each Party shall use, at a minimum, the same degree of care as it uses to protect its own Confidential Information of a similar nature, but no less than reasonable care, to prevent the unauthorized use, disclosure or publication of Confidential Information. Without limiting the generality of the foregoing;
(a)	each Party shall only disclose Confidential Information to its employees or any individual or entity which (i) has entered into a written agreement with such Party containing obligations of confidence substantially similar to (but no less protective of the Confidential Information than) those contained in this Agreement and (ii) has a bona fide need to access the Confidential Information consistent with the receiving Party’s rights under this Agreement;

(b)	neither Party shall make or have made any copies of Confidential Information except those copies which it determines in good faith are necessary or useful to fulfill its obligations and exercise its rights and licenses under this Agreement; and

(c)	each Party shall affix to any copies it makes of the Confidential Information, all proprietary notices or legends affixed to the Confidential Information as they appear on the copies of the Confidential Information originally received from the disclosing Party.
3.02	Exclusions. Licensee shall not be bound by obligations restricting disclosure set forth in this Agreement with respect to any Confidential Information and Nortel shall not be bound by obligations restricting disclosure set forth in this Agreement with respect to Confidential Information which;
(a)	without obligation of confidentiality was rightfully known by the recipient prior to disclosure, as evidenced by its business records;

(b)	was lawfully in the public domain prior to its disclosure, or lawfully becomes publicly available other than through a breach of this Agreement or any other confidentiality obligation on behalf of any third party;

(c)	was disclosed to the recipient by a third party provided such third party, or any other party from whom such third party receives such information, is not in breach of any confidentiality obligation in respect of such information;

(d)	is independently developed by the recipient, as evidenced by its business records; or

(e)	is disclosed when such disclosure is compelled pursuant to legal, judicial, or administrative proceedings (including in connection with the Bankruptcy

Proceedings), or otherwise required by law, court or governmental or regulatory authority, but solely to the extent required thereby.
Notwithstanding the foregoing, the exclusions set forth in clauses (a) and (d) above shall not apply to any Confidential Information of Licensee conveyed by Nortel or its Affiliates to Licensee or its Affiliates as part of the transactions contemplated by the Asset Sale Agreement, the EMEA Asset Sale Agreement or any of the Transaction Documents. The Party from whom disclosure is compelled pursuant to (e) shall use reasonable efforts to advise the other Party of any such disclosure in a timely manner prior to making any such disclosure (so that either Party can apply for such legal protection as may be available with respect to the confidentiality of the information which is to be disclosed), and provided that the Party from whom such disclosure is compelled shall use reasonable efforts to apply for such legal protection as may be available with respect to the confidentiality of the Confidential Information which is required to be disclosed.
ARTICLE FOUR- MISCELLANEOUS PROVISIONS
4.01	Term. This Agreement shall be effective during the term commencing on the Closing Date and shall continue unless terminated by mutual agreement between the Parties. The obligations contained in Article Three shall survive termination of this Agreement for any reason unless otherwise agreed to by the Parties in writing.
4.02	Licenses Irrevocable. Notwithstanding anything in this Agreement to the contrary, the licenses granted by each Party hereunder shall be irrevocable and perpetual and shall continue in full force and effect notwithstanding any material breach by a Party of any term herein. Except as may be pursued in connection with the Asset Sale Agreement, each Party irrevocably waives the right to seek any remedy that would involve rescission or other termination of the licenses granted hereunder.
4.03	Disclaimer of Warranties. There are no warranties, representations or conditions, express or implied, statutory or otherwise between the Parties (which for purposes of this Section 4.03 shall include Ciena Corporation) under this Agreement except as specifically set forth in any of the other Transaction Documents. EACH PARTY EXPRESSLY DISCLAIMS ALL WARRANTIES AND CONDITIONS NOT EXPRESSLY PROVIDED UNDER THE TRANSACTION DOCUMENTS, WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OR CONDITION OF, NON-INFRINGEMENT, MERCHANTABILITY, FITNESS OR SUITABILITY FOR ANY PARTICULAR PURPOSE (EVEN IF ON NOTICE OF SUCH PURPOSE), CUSTOM OR USAGE IN THE TRADE.

EXCEPT FOR BREACHES OF OBLIGATIONS OF CONFIDENTIALITY AND MISAPPROPRIATION OF A PARTY’S INTELLECTUAL PROPERTY, IN NO EVENT SHALL EITHER PARTY BE LIABLE HEREUNDER FOR ANY INDIRECT, OR INCIDENTAL, OR SPECIAL, OR CONSEQUENTIAL OR EXEMPLARY DAMAGES OF ANY KIND, OR ANY LOST BUSINESS, OR LOST SAVINGS, OR LOSS OR DAMAGE TO DATA, OR LOST PROFITS, OR OTHER DAMAGES

BASED ON (A) THE AMOUNT OF USE OF, OR THE AMOUNT OF REVENUES OR PROFITS EARNED OR OTHER VALUE OBTAINED BY, THE USE OF ANY LICENSED INTELLECTUAL PROPERTY OR A LICENSED PRODUCT OR SERVICE; OR (B) THE LOST REVENUES OR PROFITS OF ANY THIRD PARTY ARISING FROM ANY USE OF ANY LICENSED INTELLECTUAL PROPERTY OR A LICENSED PRODUCT OR SERVICE, REGARDLESS OF THE CAUSE AND WHETHER ARISING IN CONTRACT (INCLUDING FUNDAMENTAL BREACH), TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
4.05	Assignment or Sublicense by Nortel. Except as provided herein and in Section 2.07, Nortel shall not have a right to assign or transfer, or to grant sublicenses under, this Agreement, in whole or in part, without the prior written consent of Licensee. Notwithstanding the foregoing, Nortel shall have the right to assign (or sublicense) its rights hereunder in whole or in part, after such rights are conveyed to it under the terms hereof, without the consent of Licensee:

(i) to the purchaser (including any subsequent purchaser) of all or substantially all of the assets of Nortel or any of its Affiliates, provided that the purchaser shall then be bound by the same restrictions as Nortel with respect to assigning, transferring or granting sublicenses hereunder;

(ii) to the purchaser (including any subsequent purchaser) of any portion of the Nortel Proposed Divestitures, provided that the field of use in which the purchaser of a portion of the Nortel Proposed Divestiture may exercise a sublicense of rights granted to Nortel under Section 2.07 shall be limited to the field of the business that has been sold or divested to such purchaser and natural evolutions of such fields and no broader than the fields of each of the relevant Nortel Proposed Divestitures as set out in Schedule 1.01 (unless such fields are modified in accordance with Section 2.10) and natural evolutions of such fields [*];

(iii) to the purchaser (including any subsequent purchaser) of any product lines, operating units or business divisions of Nortel (including Nortel Proposed Divestitures) belonging to the Nortel Retained Businesses, provided that the field of use in which the purchaser of the product lines, operating units or business divisions may exercise a sublicense of rights granted to Nortel under Section 2.07 shall expressly exclude the Optical Field;

(iv) to the purchaser (including any subsequent purchaser) of any of the product lines, operating units or business divisions of Nortel (including Nortel Proposed Divestitures) belonging to the Nortel Retained Businesses, other than in accordance with Section 4.05(iii), provided that the field of use in which the purchaser of such product lines, operating unit or business division may exercise a sublicense of rights granted to Nortel

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

under Section 2.07 shall be limited to the products and services of the business that has been sold or divested to such purchaser and natural evolutions of such products and services and provided further that such right to assign or sublicense may be exercised only once by each of Nortel and the purchaser (including any subsequent purchaser) per product line, operating unit or business division, except where multiple product lines, operating units or business divisions within Nortel (as of the closing of each such sale) make, develop, sell, support or service the same product or service and Nortel sells such multiple businesses (in which case the purchaser of each such product line, operating unit or business division may exercise such license with respect to the relevant product and/or service sold to it);

(v) to an Affiliate of Nortel, with the right to assign or sublicense as set forth in Sections 2.07 and 4.05; or

(vi) upon internal reorganization or restructuring of Nortel (including assumption in the context of any bankruptcy proceedings) to a successor of Nortel;

provided that in each of (i)-(vi) above: (1) such assignee (or sublicensee) shall agree to assume all applicable obligations of Nortel hereunder and to be subject to the terms of this Agreement with respect to the assigned rights hereunder; and (2) in the case of an assignment or sublicense to an Affiliate of Nortel, Nortel shall not be relieved of any of its obligations hereunder.

4.06	Assignment or Sublicense by Licensee. Except as provided herein, Licensee shall not have a right to assign or transfer, or to grant sublicenses under, this Agreement, in whole or in part, without the prior written consent of Nortel. Notwithstanding the foregoing, Licensee shall have the right to assign (or sublicense) its rights in whole or in part, hereunder, without the consent of Nortel [*].
4.07	Notices. All demands, notices, communications and reports provided for in this Agreement shall be in writing and shall be sent by facsimile transmission with confirmation to the number specified below, or personally delivered or sent by reputable overnight courier service (delivery charges prepaid) to a Party at the address specified below, or at such address, to the attention of such other person, and with such other copy, as the recipient Party has specified by prior written notice to the sending Party pursuant to the provisions of this Section.
               If to Licensee or to Ciena Corporation, as applicable, to:
Ciena Luxembourg S.a.r.l. / Ciena Corporation
1201 Winterson Road
Linthicum, Maryland 21090
Attention: David Rothenstein, General Counsel
Facsimile: +1-410-865-8001
               With copies (that shall not constitute notice) to:
Latham & Watkins LLP

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

555 Eleventh Street, NW
Suite 1000
Washington, DC 20004
Attention: David S. Dantzic
                 Kieran Dickinson
Facsimile: +1-202-637-2201
Stikeman Elliott LLP
5300 Commerce Court West
199 Bay Street
Toronto, Ontario M5L 1B9
Attention: Brian M. Pukier
                 Stuart McCormack
Facsimile: +1-416-947-0866
               If to Nortel, to:
Nortel Networks Limited
5945 Airport Road
Suite 360
Mississaugua, Ontario L4V 1R9
Facsimile: +1-905-863-7739
Attention: Chief Intellectual Property Officer
               with a copy to:
Nortel Networks Limited
5945 Airport Road
Suite 360
Mississaugua, Ontario L4V 1R9
Facsimile: +1-905-863-7739
Attention: Vice-President,
Mergers & Acquisitions
Any such demand, notice, communication or report shall be deemed to have been given pursuant to this Agreement when delivered personally, when confirmed if by facsimile transmission, or on the business day after deposit with a reputable overnight courier service, as the case may be.

4.08	Confidentiality of the Agreement. The provisions of this Agreement shall be held in confidence by each Party and Ciena Corporation and only disclosed (i) as may be agreed to by the other Party or Ciena Corporation, (ii) as may be required by applicable law, court or governmental or regulatory authority, (iii) in connection with a change in control of a Party or any of its Affiliates, the offer for sale of all or substantially all of the assets of a Party or any of its Affiliates, or the offer for sale or divestiture of any of the product lines, operating units, business divisions or assets of a Party or any of its Affiliates, (iv) in connection with the Bankruptcy Proceedings or (v) as provided in Section 3.02. If disclosure is required by any applicable laws, the Disclosing Party shall consult in advance with the other Party and attempt in good faith to reflect such other Party’s concerns in the required disclosure. Neither Party shall make public statements nor issue publicity or media releases with regard to this Agreement without the prior written approval of the other Party, except that each Party may disclose publicly or to others the existence and general nature of this Agreement provided that such Party does not disclose any of the detailed terms and provisions herein.

4.09	Expenses. Except as otherwise expressly provided herein, all costs and expenses (including the fees and disbursements of legal counsel, investment advisers and auditors) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.
4.10	No Third Party Beneficiaries. The Parties (which for purposes of this Section 4.10 shall include Ciena Corporation) intend that this Agreement shall not benefit or create any right, remedy or claim under or in respect of this Agreement or any provision hereof, or cause of action in or on behalf of any person other than the Parties hereto, their respective successors and permitted assigns, and no person, other than the Parties hereto, their respective successors and their permitted assigns shall be entitled to rely on the provisions hereof in any action, suit, proceeding, hearing or other forum. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.
4.11	Severability. If any provision, clause, or part of this Agreement or the application thereof under certain circumstances, is held invalid, illegal or unenforceable, by a court of competent jurisdiction the remainder of the Agreement or the application of such provision, clause or parts under other circumstances, shall not be affected thereby unless such invalidity, illegality or unenforceability materially impairs the ability of the Parties to consummate the transactions contemplated by this Agreement.
4.12	Amendments. This Agreement may only be amended, modified or supplemented by a written agreement signed by all the Parties hereto.
(a)	No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a waiver or continuing waiver unless otherwise expressly provided in writing duly executed by the Party to be bound thereby.

(b)	No failure on the part of either Party to exercise, and no delay in exercising any right under this Agreement shall operate as a waiver of such right, nor shall any single or partial exercise of any right preclude any other or further exercise of any other right.
4.13	Specific Performance. Subject to Section 4.02, each Party acknowledges that a breach by such Party of any of its obligations herein may cause the other Party irreparable harm which cannot adequately be remedied by damages in an action at law and in the event of such breach, the other Party shall be entitled to equitable relief in the nature of an injunction or specific performance as well as all other remedies available at law and/or in equity.

4.14	Guarantee. In order to induce Nortel to enter into this Agreement with Ciena Luxembourg S.a.r.l., and as an essential condition of this Agreement, Ciena Corporation hereby absolutely, unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, the due and punctual performance of the obligations and liabilities of Ciena Luxembourg S.a.r.l. under this Agreement. Ciena Corporation acknowledges that it is responsible for and assumes all risks and liabilities arising out of the use of the Licensed Intellectual Property by Ciena Luxembourg S.a.r.l. and shall ensure that Ciena Luxembourg S.a.r.l. complies with the terms and conditions of this Agreement. The failure of Ciena Luxembourg S.a.r.l. to comply with any terms or obligations of this Agreement or the breach of this Agreement by Ciena Luxembourg S.a.r.l. shall be deemed a failure or breach attributable jointly and severally to Ciena Luxembourg S.a.r.l. and Ciena Corporation as though Ciena Corporation had committed the act or omission of Ciena Luxembourg S.a.r.l. and shall entitle Nortel to take action against Ciena Corporation. The obligations of Ciena Corporation pursuant to this Section 4.14 shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of such obligations or liabilities or otherwise; provided, however, that Ciena Corporation shall be entitled to assert any defense or right that Ciena Luxembourg S.a.r.l. would be entitled to assert. Ciena Corporation agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time performance of any such obligation or liability is rescinded, or must otherwise be restored by Nortel, upon the bankruptcy or reorganization of Ciena Luxembourg S.a.r.l., Ciena Corporation, any of its Affiliates or otherwise.
4.15	Entire Agreement. This Agreement and the other the Transaction Documents set forth the entire agreement and understanding between the Parties as to the subject matter hereof, and merge all prior discussions between them, and neither Party hereto shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to such subject matter other than as expressly provided herein or therein, or as duly set forth on or subsequent to the date hereof in writing, signed by duly authorized officers of the Parties. In the event of a conflict, between this Agreement and the Asset Sale Agreement, this Agreement shall govern.
4.16	Governing Law. Any questions, claims, disputes, remedies or matters arising from or related to this Agreement, and any relief or remedies sought by any Parties, shall be governed exclusively by the Laws of the State of New York without regard to the rules of conflict of laws of the State of New York or any other jurisdiction.
4.17	Jurisdiction and Venue. To the fullest extent permitted by applicable law, each Party (i) agrees that, during the pendency of the application of the CCAA to Nortel (the “CCAA Pendency Period”), any claim, action or proceeding by such Party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the CCAA Court in the Province of Ontario, Canada and shall not be brought, in any State or Federal court in the United

States of America or any court in any other country, (ii) during the CCAA Pendency Period, each Party agrees to submit to the exclusive jurisdiction of the CCAA Court for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such Action brought in the CCAA Court or any claim that any such Action brought in such a court has been brought in an inconvenient forum, (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 4.07 or any other manner as may be permitted by law shall be valid and sufficient service thereof, and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. After the CCAA Pendency Period, the Parties agree to the exclusive jurisdiction of the Superior Court of Justice of the Province of Ontario or the Federal Courts of the State of New York in the United States of America or if necessary because of the continued bankruptcy of NNI, the U.S. Bankruptcy Court, to the extent of the involvement of NNI.

4.18	VAT. Where anything under this agreement gives rise to a supply for VAT (as that term is defined in the EMEA Asset Sale Agreement) purposes, on which VAT is due, the recipient of such supply shall, in addition to any consideration due for such supply under this Agreement or otherwise, (x) pay to the supplier an amount equal to any VAT chargeable thereon on receipt of a valid VAT invoice; or if relevant, (y) account for any VAT chargeable thereon to the appropriate tax authority.
4.19	Waiver of Right to Trial by Jury. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.19.
4.20	Counterparts. The Parties may execute this Agreement in two or more counterparts (no one of which need contain the signatures of all Parties), each of which will be an original and all of which together will constitute one and the same instrument.
4.21	Construction. (a) Words in the singular shall include the plural and vice versa, and words of one gender shall include the other genders as the context requires, (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this

Agreement, and Article and Section references are to the Articles and Sections to this Agreement unless otherwise specified and (c) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified.

4.22	Headings. The headings used in this Agreement are for the purpose of reference only and shall not affect the meaning or interpretation of any provision of this Agreement.
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     IN WITNESS WHEREOF, the Parties hereto have signed and executed this Intellectual Property License Agreement on the date first above mentioned.

Nortel Networks Limited

By:	/s/ Paviter S. Binning

Name:	Paviter S. Binning
Title:	Executive Vice President, Chief Financial
Officer and Chief Restructuring Officer
Date:

By:	/s/ Anna Ventresca

Name:	Anna Ventresca
Title:	General Counsel – Corporate and
Corporate Secretary
Date:

[Signatures continue of the following page]
[Signature Page to Intellectual Property License Agreement]

Ciena Luxembourg S.a.r.l.

By:	/s/ David M. Rothenstein

Name:	David M. Rothenstein
Title:	Type A Member

Ciena Corporation (only with respect to the sections of the Agreement in which it is expressly named)

By:	/s/ David M. Rothenstein

Name:	David M. Rothenstein
Title:	Senior Vice President, General Counsel and Secretary
[Signature Page to Intellectual Property License Agreement]